Exhibit 10.1

US SENSOR SYSTEMS INC.

COMMON STOCK OPTION PURCHASE AGREEMENT

COMMON STOCK OPTION PURCHASE AGREEMENT

This Common Stock Option Purchase Agreement (the “Agreement”) is made as of February 23, 2010 by and among US Sensor Systems Inc., a Delaware corporation (the “Company”), and Acorn Energy, Inc., a Delaware corporation (the “Purchaser”).

Preliminary Statement

The Company issued and sold to the Purchaser, and Purchaser did purchase, 50,917 shares (the “Initial Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and such sale and purchase closed on November 30, 2009 (the “Initial Closing”).

The Company desires to grant to the Purchaser certain options for the Purchaser to purchase shares of Common Stock, and the Purchaser desires to acquire such options, all in accordance with the terms of this Agreement. The shares of Common Stock subject to the options granted to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

NOW, THEREFORE, for and in consideration of the Purchaser’s purchase of the shares of Common Stock at the Initial Closing and other good and valuable consideration, the receipt and sufficiency of which, are hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Options to Purchase Common Stock.

1.1.           Grant of Options to Purchase Common Stock.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Purchaser, and the Purchaser hereby accepts, options to purchase Shares as follows:

(a)           An option to purchase 254,584 Shares with such option being exercisable in the following increments and time periods and upon payment by the Purchaser to the Company of the following applicable option purchase prices: (i) for three-eights of such Shares the option must be exercised no later than March 1, 2010 with payment of $300,000; (ii) for an additional one-quarter of such Shares the option must be exercised no later than May 31, 2010 with payment of $200,000; and (iii) for the remaining three-eights of such Shares the option must be exercised no later than August 27, 2010 with payment of $300,000.  Such options may be exercised, if at all, only sequentially in the order set forth in this subparagraph (a) and, if any incremental option is not exercised in full on or before the applicable expiration date for such incremental option, such incremental option together with any remaining incremental options in this subparagraph (a) and all options set forth in subparagraph (b) below shall terminate and be of no further force or effect.

(b)           An option to purchase 3,386,782 Shares with such option being exercisable in the following increments and time periods and upon payment by the Purchaser to the Company of the following applicable option purchase prices: (i) for one-half of such Shares such option must be exercised no later than November 30, 2010 with payment of $1,500,000; and (ii) for the remaining one-half of such Shares the option must be exercised no later than May 31, 2011 with payment of $1,500,000.  Such options may be exercised, if at all, only sequentially in the order set forth in this subparagraph (b) and simultaneously with or following exercise in full of all of the options specified in subparagraph (a) above and in that certain Capital Stock Option Purchase Agreement by and among the Purchaser and the stockholders named therein dated the date hereof (the “Capital Stock Option Purchase Agreement”).  If any incremental option hereunder is not exercised in full on or before the expiration of the prior applicable option period, such option together with any remaining incremental options in this subparagraph (b) shall terminate and be of no further force or effect.

1.2.           Exercise of Options. Each option granted above may be exercised by the Purchaser providing written notice of such exercise to the Company (the “Exercise Notice”) prior to the expiration of the applicable option period together with payment therefor as specified below. Any such notice shall specify the number of Shares being exercised by the Purchaser and the applicable purchase price, with such option to be deemed exercised upon receipt by the Company of payment therefor.

1.3.           Closing; Delivery. The purchase price for the number of Shares with respect to which an option is being exercised shall be payable to the Company in full in cash or by check or wire transfer. Upon receipt of such purchase price, the Company shall promptly deliver to the Purchaser a stock certificate for the Shares with respect to which such option has been exercised, and in no event shall such certificate be delivered later than fifteen (15) business days following date of payment of the purchase price by the Purchaser.

1.4.           Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and all patents and patent rights owned or possessed by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Key Employee” means any of James Andersen, Gerald Baker, and Eric Goldner.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

“Options” means all of the options to purchase shares of Common Stock granted by the Company to the Purchaser under Section 1.

“Preferred Stock” shall mean the shares of the Company’s Preferred Stock, $0.001 par value per share.

“Purchaser” means the Purchaser who is a party to this Agreement.

“Rights Agreement” means the Amended and Restated Investors’ Rights Agreement among the Company, the Purchaser and the Stockholders, dated as of the date hereof, in the form of Exhibit B attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock of the Company subject to the options granted to Purchaser under this Agreement.

“Stock” shall mean all of the shares of the Company’s Common Stock and Preferred Stock.

“Stockholders” means the holders of all shares of common and preferred stock of the Company as of the date hereof.

“Stockholders’ Agreement” means the agreement between the Company, the Purchaser and the Stockholders, dated as of the date hereof, in the form of Exhibit C attached to this Agreement.

“Transaction Agreements” means this Agreement, the Rights Agreement, the Stockholders’ Agreement, the Capital Stock Option Purchase Agreement (solely in the Company’s capacity as “notice agent” thereunder) and any other agreements, instruments or documents entered into in connection with this Agreement.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached to this Agreement which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, the phrase “to the Company’s knowledge” shall mean the knowledge after reasonable investigation of the Key Employees of the Company.

2.1.           Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.           Capitalization.  The authorized capital of the Company consists, as of the date hereof (unless otherwise noted), of:

(a)           2,500,000 shares of Common Stock, 889,906 shares of which are issued and outstanding as of the date hereof, and 141,507 shares of Preferred Stock, all of which are issued and outstanding as of the date hereof.  All of the outstanding shares of Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company holds no treasury stock.

(b)           The Company is not committed to granting any options other than the options described in Section 1 and options to be issued under the “Management Option Plan” (as such quoted term is defined in the Stockholders’ Agreement).

(c)           Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof including the number of shares of the following: (i) issued and outstanding Common Stock and Preferred Stock; (ii) stock options not yet issued but reserved for issuance; and (iii) warrants or stock purchase rights, if any.  Except for (A) the options granted under Section 1 and the Capital Stock Option Purchase Agreement, (B) the rights provided in Section 3 of the Rights Agreement, (C) the rights provided in Section 2.5 of the Stockholders’ Agreement, and (D) the securities and rights described in Section 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company, or sell to the Company, any shares of Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue Stock or any securities convertible into or exchangeable for shares of Stock.  Except as set forth in the Company’s Amended and Restated Certificate of Incorporation, no current or former stockholder of the Company’s capital stock has, or with the giving of notice or any other actions may have, any appraisal rights or the right to obtain payment of the fair value of that stockholder’s shares of Stock other than as required by applicable law.  Except as provided in this Agreement, the Rights Agreement, the Stockholders’ Agreement, and the Company’s Amended and Restated Certificate of Incorporation, no stockholder of the Company or other person has any right to designate members to serve on the Company’s board of directors or any committee thereof.

(d)           None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events. Except as set forth on Section 2.2(d) of the Disclosure Schedule, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

2.3.           Subsidiaries and Affiliates.  The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business.

2.4.           Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares upon exercise of the applicable Options, has been taken.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

2.5.           Valid Grant of Option and Issuance of Shares. Upon execution of this Agreement by all parties, the Options will be validly granted and freely exercisable in accordance with the terms of Section 1 of this Agreement, other than restrictions on transfer of this Agreement, the Stockholders’ Agreement, applicable state and federal securities laws and liens for encumbrances created by or imposed by the Purchaser. The Shares, when issued, upon exercise of the applicable Options and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders’ Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Options will be granted and Shares will be issued in compliance with all applicable federal and state securities laws. All certificates representing all issued and outstanding shares of Stock contain a restrictive legend similar to that set forth in Section 3.8(a).

2.6.           Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for  filings, if any, pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7.           Litigation.  Except as set forth on Section 2.7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.

2.8.           Compliance with Other Instruments.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any instrument, judgment, order, writ, decree, contract or agreement to which the Company is a party or by which it is bound or (ii) an event which results in the creation of any lien, charge or encumbrance upon any property or assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

2.9.           Rights of Registration and Voting Rights.  Except as provided in the Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  Except as contemplated in the Rights Agreement, the Stockholders’ Agreement, and the Company’s Amended and Restated Certificate of Incorporation, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.10.                      Company Operations and Material Liabilities.  A description of the Company’s material liabilities and obligations in excess of $10,000, contingent or otherwise, as of the date hereof is as set forth on Section 2.10 of the Disclosure Schedule. For the purposes of meeting the foregoing threshold of $10,000, all liabilities and obligations involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated.

2.11.                      Changes.  To the Company’s knowledge, except as set forth in Section 2.11 of the Disclosure Schedule, since January 1, 2009, there has not been:

(a)           Other than continuing losses from operations, any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Company;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

(c)           any waiver or compromise by the Company of a valuable right or of a material debt owed to the Company;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Company;

(e)           any material adverse change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of the material properties or assets of the Company, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(g)           any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect to the Company;

(h)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; or

(i)           any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect to the Company.

To the Company’s knowledge, since January 1, 2008 (x) the Company has carried on and operated its business in the ordinary course of business and (y) other than continuing losses from operations, the Company has not suffered a Material Adverse Effect.

2.12.                      Corporate Documents.  The Amended and Restated Certificate of Incorporation and Bylaws of the Company are in the form provided to the Purchaser.  The copy of the minute books of the Company provided to the Purchaser contains minutes of all material meetings of directors and stockholders and all material actions by written consent without a meeting by the directors and stockholders since incorporation of the Company and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all material transactions referred to in such minutes.

2.13.                      Offering.  Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Section 3 of this Agreement, the grant of the Options and issuance of the Shares upon exercise of the Options as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.14.                      Preemptive Rights.  The Company has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

2.15.                      Consents.  All consents, approvals, releases, filings, terminations and waivers by third parties necessary to complete the transactions contemplated hereby that are set forth in Section 2.15 of the Disclosure Schedule have been obtained and delivered to the Purchaser and such consents, approvals, releases, filings, terminations and waivers have not expired or been withdrawn.

3.           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

3.1.           Authorization.  The Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Rights Agreement and the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

3.2.           Compliance with Other Instruments.  The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder, will not conflict, or result in any violation of, or default under, any provision of any certificate of incorporation, bylaws or other governing instrument applicable to the Purchaser, or any agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties are bound, or any permit, franchise, judgment, decree, order, rule or regulation applicable to the Purchaser or the Purchaser’s business or properties.

3.3.           Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Initial Shares were, and the Options and Shares to be acquired by the Purchaser will be, acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser, when it purchased the Initial Shares, had no intention of selling, granting any participation in, or otherwise distributing the Initial Shares, and has no present intention of selling, granting any participation in, or otherwise distributing the Initial Shares, Options and Shares.  By executing this Agreement, the Purchaser further represents that, when it purchased the Initial Shares, the Purchaser did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Initial Shares, and does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Initial Shares, Options and Shares. The Purchaser has not been formed for the specific purpose of acquiring the Initial Shares, Options and Shares.

3.4.           Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Options and Shares with the Company’s management. Except as set forth in the Transaction Agreements, no representations or warranties, whether written or oral, have been made to the Purchaser by the Company or any officer, employee, affiliate or agent of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.5.           Restricted Securities.  The Purchaser understands that the Initial Shares, Options and Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Initial Shares, Options and Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Initial Shares, Options and Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Initial Shares, Options and Shares for resale except as set forth in the Stockholders’ Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Initial Shares, Options and Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6.           No Public Market.  The Purchaser understands that no public market now exists for the Initial Shares, Options and Shares, and that the Company has made no assurances that a public market will ever exist for the Initial Shares, Options and Shares.

3.7.           Suitability of Investment.  The Purchaser has such knowledge and experience in financial, business and tax matters that the Purchaser is capable of evaluating the merits and risks relating to the Purchaser’s investment in the Initial Shares, Options and Shares and making an investment decision with respect to the Company.  The Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel.  The Purchaser is not relying on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement other than as set forth in the Transaction Agreements.

3.8.           Legends.  The Purchaser understands that the Initial Shares and Shares and any securities issued in respect of or exchange for the Initial Shares and Shares, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, UNLESS SUCH TRANSFER SHALL (I) CONSTITUTE A ROUTINE SALE UNDER RULE 144 OF THE ACT OR (II) BE OF SHARES THAT ARE ELIGIBLE FOR RESALE UNDER RULE 144(B)(1) OF THE ACT.”

(b)           Any legend set forth in, or required by, the other Transaction Agreements.

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.9.           Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10.                      Residence.  The Purchaser is a United States person.

4.           Covenants of the Company.

4.1.           Qualifications.  The Company shall use its commercially reasonable efforts to assure that all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Shares after exercise of the applicable Options pursuant to this Agreement shall be obtained and effective prior to any exercise of the Options.

4.2.           Representations and Warranties of Company.  Upon the exercise of each Option or any increment thereof by the Purchaser, the Company shall deliver to the Purchaser a certificate of its President stating that the representations and warranties of the Company contained in Section 2 are true and correct in all material respects as of the date of such exercise, except as set forth in such certificate; provided, however, that the Company shall only be obligated to deliver such certificate within five (5) business days after having received notice of such exercise.

4.3.           Stockholders’ Agreement and Preferred  Stock Option Agreement.  As of the date hereof, the Company shall have executed and delivered the Rights Agreement and the Stockholders’ Agreement and shall use its commercially reasonable efforts to cause the Stockholders to have executed and delivered the Rights Agreement and the Stockholders’ Agreement as of the date hereof.

4.4.           Secretary’s Certificate.  The Secretary of the Company shall deliver to the Purchaser as of the date hereof a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Company and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and upon exercise of each Option or any increment thereof by the Purchaser the Secretary of the Company shall deliver to the Purchaser an update to such certificate certifying there have been no changes or amendments to the Certificate of Incorporation and Bylaws of the Company since the date of the certificate first referenced in this Section 4.5 or the date of the last update provided by the Secretary of the Company.

4.5.           Proceedings and Documents.  The Company shall have provided to the Purchaser all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

4.6.           Securities Laws Compliance.  The Company shall make in a timely manner any filings required by applicable federal or state securities or Blue Sky laws, or those of any other applicable jurisdiction.

4.7.           Use of Proceeds.  The Company agrees that the purchase price paid by the Purchaser upon exercise of each Option shall be used by it for working capital expenses only, and shall not be used to reduce any outstanding indebtedness of the Company or to make payments to any stockholder or affiliate of the Company, other than salary payments (including payments of unpaid salary) and payments of indebtedness incurred prior to the date hereof.  For the avoidance of doubt, outstanding indebtedness of the Company shall not include past due payments on supplier or vendor invoices incurred in the ordinary course of business.

4.8.           Access and Information.  From the date hereof through March 1, 2010, the Company will give the Purchaser and its authorized representatives (including accountants and legal counsel) full access at all reasonable times, upon reasonable notice, to all of the offices and other facilities of the Company, to all contracts, agreements, commitments, books and records of the Company, to the personnel (including auditors) of the Company and to the customers and suppliers of the Company.

4.9.           Conduct of the Company’s Business.

(a)           Except as contemplated by this Agreement, during the period from the date of this Agreement to the exercise by Purchaser of the last of the Options or termination of all Options, as the case may be, the Company shall conduct the operations of the Company according to its ordinary course of business and consistent with past practice, and shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with suppliers, contractors, distributors, customers and others having business relationships with the Company.  During such period of time, the Company agrees that it will not take any action reasonably within its control, or omit to take any action reasonably within its control, which would cause any of the representations and warranties of the Company in this Agreement to become untrue.

(b)           Without limiting the foregoing, during such period of time, the Company shall not take any of the actions specified in Section 2.11 without the prior written consent of the Purchaser.

(c)           Without  limiting the foregoing, during such period of time, the Company shall not alter or change its capitalization in any manner including, without limitation, issuing any additional shares of Stock except in accordance with this Agreement, issue or grant any options, warrants or other rights, other than in connection with the Management Option Plan, accept any contributions to capital, engage in any stock split or recapitalization, and amend or revise its Amended and Restated Certificate of Incorporation or Bylaws without the prior written consent of the Purchaser.

4.10.                      Notices to Purchaser.  Prior to the exercise by Purchaser of the last of the Options or termination of all Options, as the case may be, the Company shall give prompt written notice to the Purchaser of: (a) any breach or default by the Company, of which the Company becomes aware, of the representations, warranties, covenants or agreements hereunder or under any document or instrument contemplated hereby; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; (d) any Material Adverse Effect; and (e) any claim, action, or proceeding against the Company which could reasonably be expected to have a Material Adverse Effect.

4.11.                      Exclusivity.  From the date hereof to the exercise by Purchaser of the last of the Options or termination of all Options, as the case may be, the Company shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, broker, attorney, accountant, or other representative retained by the Company to, solicit, initiate or encourage (including by way of furnishing information) submission of any proposal or offer from any person which constitutes, or may reasonably be expected to lead to, a Financing Proposal.  As used herein, a “Financing Proposal” shall mean any proposal for a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner an equity interest in or a material portion of the assets of the Company (other than sales in the ordinary course of business consistent with past practice) or to extend indebtedness to the Company.  If the Company receives a Financing Proposal during such period of time, the Company shall notify the Purchaser immediately and shall provide to the Purchaser a copy of any written documentation of such Financing Proposal.

4.12.                      Distribution through DSIT.  From the date hereof to the exercise by Purchaser of the last of the Options or termination of all Options, the Company covenants and agrees that the Company will use its commercially reasonable efforts to maximize worldwide distribution of its security products through DSIT Solutions Ltd. of Israel for distribution by DSIT Solutions Ltd., subject to the Company’s currently existing commitments and sales opportunities, including but not limited to currently existing commitments and sales opportunities with Safeguards Technologies LLC, Proprietary Control Systems Corporation, RAE Systems, Inc. and Petrus Aviation.

The Company covenants and agrees that it shall use its reasonable best efforts to cause all employees of the Company to promptly and without delay execute the agreements described in Section 6.1 of the Stockholders’ Agreement.

5.           Survival Period; Indemnification.

5.1.           Survival of Representations, Warranties and Covenants.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement  (x) shall survive the execution and delivery of this Agreement until May 27, 2011 or the earlier expiration of all the Options, except that the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 shall survive the exercise of the Options indefinitely, and (y) shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company and shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not.  This Section 5 shall survive the exercise of all Options and the covenants contained in this Agreement shall survive for the periods contemplated by their terms.

5.2.           Indemnification.  The Company and the Purchaser shall, with respect to the representations, warranties and agreements made by them herein, indemnify, pay, defend and hold the Company or the Purchaser, as the case may be, and each of the Company or the Purchaser’s officers, directors, partners, employees and agents and their respective Affiliates, as the case may be, (the “Indemnitees”) harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding (collectively, “Losses”), whether or not such Indemnitees shall be designated a party thereto, which may be (a) imposed on such Indemnitee, or (b) incurred by such Indemnitee, as a result of (i) the violation or breach of any representation, warranty or covenant of the Company or the Purchaser, as the case may be, under this Agreement, the Rights Agreement, or the Stockholders’ Agreement; (ii) the Purchaser’s investment in or ownership of the Options and the Shares; or (iii) actions or omissions by any agent, representative or employee of the Company or the Purchaser, as the case may be.

5.3.           Limitations on Indemnification.  The Company or the Purchaser, as the case may be, shall not have liability under Section 5.2 until the aggregate amount of Losses of the Indemnitees exceeds $25,000, in which case the Indemnitees shall be entitled to Losses in an amount up to the aggregate of the purchase price paid by Purchaser under this Agreement.

6.           Miscellaneous.

6.1.           Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

6.3.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5.

If notice is given to Purchaser, it shall be sent to:

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710
Attn:  President & CEO

A copy shall also be sent to:

Acorn Energy, Inc.
11701 Mt. Holly Road
Charlotte, NC 28214
Attn:  General Counsel

If notice is given to the Company, it shall be sent to the address set forth below:

US Sensor Systems Inc.
19835 Nordhoff St., Suite B
Northridge, CA 91324
Attn:  President

A copy shall also be sent to:

Reed Smith LLP
355 South Grand Ave.
Los Angeles, CA 90071
Attn:  Deborah Gunny, Esq.

6.6.           No Finder’s Fees.  Except as set forth in Section 6.6 of the Disclosure Schedule, each party represents that it neither is nor will be obligated for any finder’s fee, commission or other compensation in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.7.           Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon the Company, the Purchaser, and their respective successors and assigns.  In the event a nonmaterial provision of this Agreement is required to be amended by the Purchaser after the date hereof, the Company will not unreasonably withhold its consent to such amendment.

6.8.           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10.                      Entire Agreement.  This Agreement (including the Exhibits hereto, if any), and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.11.                      Publicity.  The Company may disclose the existence of the financing, as well as the investment in the Company by the Purchaser, solely to the Company’s investors, investment bankers, lenders, accountants, legal counsel, bona fide prospective investors and employees, in each case only where such persons or entities were under appropriate nondisclosure obligations.  In addition, the Company may disclose to third parties that the Purchaser is an investor in the Company without the requirement for nondisclosure agreements.  The Company is permitted to issue a press release within 60 days of the date hereof disclosing that the Purchaser has invested in the Company; provided that the release does not disclose the amount or other specific terms of the investment and the final form of the press release is approved in advance in writing by the Purchaser.  The Company may not use the name of the Purchaser, or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser.

6.12.                      Right to Conduct Activities.  The Company acknowledges and agrees that (i) the Purchaser and its respective partners, affiliates and affiliates of its partners engage in a wide variety of activities and have investments in many other companies, some of which may be competitive with the business of the Company; (ii) subject to any fiduciary obligations of the Purchaser’s designees to the Company’s Board of Directors, except as waived by the Company pursuant to this Section, it is critical that the Purchaser be permitted to continue to develop its current and future business and investment activities without any restriction arising from an investment by the Purchaser in the Company, the right of the Purchaser to designate directors of the Company or any other relationship, contractual or otherwise, between the Purchaser, on the one hand, and the Company or any of its affiliates, on the other hand; and (iii) from time to time, in connection with the foregoing activities of the Purchaser (collectively, the “Activities”), the Purchaser may have information that may be useful to the Company or its other stockholders (which information may or may not be known by the member or members of the Company’s Board of Directors designated by the Purchaser), and neither the Purchaser nor any director so designated shall have any duty to disclose any information known to such person or entity to the Company or any of its other stockholders. In addition, the Purchaser shall not be liable for any claim arising out of, or based upon, (i) the investment by the Purchaser in any entity competitive to the Company, (ii) actions taken by any officer, director, stockholder or other representative of the Purchaser to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company, unless such claim arises directly from the Purchaser’s misuse of confidential information in material breach of Section 2.5 of the Rights Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

The parties have executed this Common Stock Option Purchase Agreement as of the date first written above.

US SENSOR SYSTEMS INC.

By:	/s/ James K. Andersen
Name:	James K. Andersen
Title:	President and Chief Executive Officer

ACORN ENERGY, INC.

By:	/s/ John A. Moore
Name:	John A. Moore
Title:	President and Chief Executive Officer